For Immediate Release

Greenfield Online Announces First Quarter 2005
Financial Results

Revenue increased by 77% to $15.3 million compared to
$8.6 million in the prior year period

Operating income increased to $2.5 million in the first quarter of 2005 compared to $0.4 million in the prior year period

Net income increased to $2.5 million in the first quarter of 2005 compared to $0.3 million in the prior year period

WILTON, CONNECTICUT, May 9, 2005 — Greenfield Online, Inc (Nasdaq: SRVY), a leading independent provider of Internet survey solutions to the global marketing research industry, today reported financial results for the three months ended March 31, 2005.

Net revenue for the first quarter of 2005 was $15.3 million, a 77% increase compared to $8.6 million for the first quarter of 2004. Gross profit for the first quarter ended March 31, 2005 was $10.8 million, or 71% of revenue, an 86% increase compared to $5.8 million, or 67% of revenue, in the same period a year ago.

Operating income for the first quarter ended March 31, 2005 increased to $2.5 million from $0.4 million in the same period a year ago. Net income for the first quarter of 2005 increased to $2.5 million compared to $0.3 million for the first quarter of 2004. Fully tax-effected net income, utilizing a 40% tax rate, was $1.8 million for the first quarter of 2005.

Adjusted EBITDA, a non-GAAP financial measure, for the first quarter ended March 31, 2005 increased to $4.0 million compared to $1.3 million in the same period a year ago. Adjusted EBITDA is reconciled to GAAP net income in the section entitled “Non-GAAP Financial Measure” below.

Dean Wiltse, Greenfield Online’s President and Chief Executive Officer, commented, “The first quarter was extremely positive for us as our bookings and bid activity were at the highest levels in the Company’s history, without taking into consideration acquisitions that occurred during the quarter. We achieved year-over-year revenue growth in the first quarter of 77%, and improved our operating margin to 17% and our adjusted EBITDA margin to 26%.”

“More importantly, we continue to execute on our first mover advantage driving fundamental changes in the industry. We believe our base business, combined with our acquisitions of Ciao AG, Rapidata and goZing make Greenfield Online the largest independent survey solutions provider – from a revenue perspective — in a high growth market. The three acquisitions we completed this year exceed our previously stated goals for adding projected incremental revenue and EBITDA for 2005 through acquisitions. These important strategic transactions have solidified our foundation and created a large and highly profitable company. Combined, we now have a total of 700 worldwide customers and more than 400 employees in 10 countries across three continents. With our recent acquisitions in place, we now have an even stronger platform to drive growth and benefit from the rising acceptance and demand for our online survey solutions.”

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“We strongly believe that we have the largest and most geographically and demographically representative panel in the industry. We believe that we have the incremental technical capacity and panel depth to meet the growth we are experiencing today and to capitalize on the accelerating acceptance of online surveys within the marketing research industry. Our team has done a great job in executing our acquisition strategy and we are now focused on the task of integration and driving revenue and operating synergies.”

Sales bookings in the first quarter, defined as new signed contracts for online survey work, reached $19.5 million, up approximately 79% over the same period a year ago and up 34% from the fourth quarter of 2004. Bid volume, defined as the total value of online survey projects submitted for bid by clients, during the three months ended March 31, 2005 was $108 million, up approximately 69% over the same period a year ago and up 30% from the fourth quarter. As of today, second quarter backlog stands at approximately $20 million. Backlog is defined as signed contracts for online survey projects and online community orders that we expect to complete and deliver to clients during the three months ending June 30, 2005.

Bob Bies, Executive Vice President and Chief Financial Officer of Greenfield Online, commented, “With only 15 percent of the global market opportunity estimated as having converted to the Internet by the end of 2004, we believe we have a vast growth opportunity ahead of us. We now have the foundation in place capable of offering a one-stop shop for online survey solutions and capable of supporting anticipated customer growth worldwide. In the first quarter of 2005, revenue from our Non-Top 20 customers grew by 188% over the prior year and the number of Non-Top 20 customers grew by 92%. We expect to build on our momentum in the second quarter and beyond.”

Guidance Looking Forward

The following statements regarding future financial performance are based on current expectations. These statements are forward looking. Actual results may differ materially, especially in the current economic environment. These statements do not reflect the potential impact of mergers, acquisitions or other business combinations that may be completed after the date of this release. The guidance issued today as part of this press release reflects the impact of the Ciao AG acquisition, which was completed on April 6, 2005.

Bies commented, “We remain optimistic about the prospects for our business and about the opportunities available in the Internet survey solutions market worldwide. We plan to leverage our market leadership to ensure that we are well positioned to meet the coming demand. We are issuing our guidance for the second quarter and increasing our guidance for the full year 2005 to reflect our growth and recent acquisitions. Specifically, for the second quarter of 2005, we expect revenue in the range of $25 million to $26.5 million compared to $10.2 million in the same quarter of 2004, representing growth of approximately 145% to 159%. We expect operating income for the second quarter of 2005 to be in the range of $3.4 million to $4.0 million compared to $1.9 million in the second quarter of 2004. Based on preliminary estimates of an independent valuation for the Ciao acquisition, we expect operating income for the second quarter to be negatively impacted by a one-time amortization of the fair value of the Ciao backlog as determined under purchase accounting of approximately $1.3 million. We expect adjusted EBITDA for the second quarter of 2005 to be in the range of $7.5 million to $8.0 million compared to $2.5 million in the second quarter of 2004. Fully tax-effected net income (40% rate) for the second quarter of 2005 is expected to be in the range of $1.8 million to $2.3 million compared to $1.1 million in the second quarter of 2004.

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For the fiscal year 2005, we expect revenues to be the range of $102 to $108 million, with operating margins of approximately 20% to 21% as well as adjusted EBITDA margins of approximately 30% to 31%.

“Our current view on 2005 revenue guidance reflects a strategic decision to discontinue building panel for competitors. That decision results in the elimination of about $2 million in revenue on which we had previously planned. We estimate that the pro-forma revenue growth rate of the combined entity (based on continuing operations) is approximately 45% year over year from 2004 to 2005.”

“Our revised operating margin guidance after the Ciao acquisition is three percentage points below the operating margin guidance we provided in February. This reduction is due primarily to three factors. The first is the dilutive effect of the Ciao operating margins, after giving effect to the current estimated depreciation and amortization expense associated with the fair value of the intangible assets acquired in the Ciao acquisition. The second is the impact of higher than expected depreciation and amortization expense associated with the fair value of the intangible assets acquired in the goZing and Rapidata transactions on the pre-Ciao economic model. The third is an increase in R&D expense associated with the integration of the three database and survey technology infrastructures of Greenfield Online, goZing and Ciao.”

Bies noted, “Our current view on depreciation and amortization may be found in the EBITDA reconciliation section of our press release today. Additionally, on a consolidated basis, we expect R&D spending in the last three quarters of 2005 to be approximately 3.5% to 4.0% of revenues, versus our lower historic “stand alone” spending levels. This is due the fact that Ciao has historically spent more on R&D (6% of revenues), and the additional costs which we expect to incur as we integrate the technical infrastructure of Greenfield, goZing and Ciao.”

Non-GAAP Financial Measure

We define adjusted EBITDA as earnings before interest expense (income), income taxes, depreciation and amortization and stock based compensation. Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We are presenting adjusted EBITDA because it provides an additional way to view our operations, when considered with both our GAAP results and the reconciliation to net income, which we believe provides a more complete understanding of our business than could be obtained absent this disclosure. Adjusted EBITDA is presented solely as a supplemental disclosure because: (i) we believe it is a useful tool for investors to assess the operating performance of the business without the effect of non-cash depreciation and amortization expenses; (ii) we believe that investors will find it useful in assessing our ability to service or incur indebtedness; and (iii) we use adjusted EBITDA internally to evaluate the performance of our personnel and also as a benchmark to evaluate our operating performance or compare our performance to that of our competitors. The use of adjusted EBITDA has limitations and you should not consider adjusted EBITDA in isolation from or as an alternative to GAAP measures such as net income, cash flows from operating activities and consolidated income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity. The following table sets forth the reconciliation of adjusted EBITDA, a non-GAAP financial measure, to net income, our most directly comparable financial measure presented in accordance with GAAP.

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	Three Months Ended		Three Months Ended		Year Ended
	March 31,		June 30,		December 31,
	2005	2004	2005	2004	2005	2004
	Actual	Actual	Estimate	Actual	Estimate	Actual
			(Note)		(Note)

Pro Forma Fully Taxed Net Income (40%)	1,775	208	2,192	1,109	12,890	3,677

Interest Expense (Income) — Net	(454)	83	269	87	379	970
Tax Provision	1,183	138	1,461	739	8,593	2,452
Depreciation and Amortization (DA)
Cost of Sales DA	195	86	367	89	1,342	553
Panel Expense DA	242	0	401	0	1,446	0
Operating Expense DA	783	218	2,971	245	7,147	1,292

EBITDA	3,724	733	7,661	2,269	31,797	8,944

Stock-based compensation	253	579	252	269	1,008	1,345

Adjusted EBITDA	3,977	1,312	7,913	2,538	32,805	10,289

Note: Midpoint of Guidance

Conference call and webcast access information

The Company has scheduled a conference call to discuss these results for later this afternoon, Monday, May 9, 2005 at 5:00 PM EDT. Dean A. Wiltse, CEO, will host the teleconference. Formal remarks will be followed by a question and answer session.

The dial-in number for the live conference call beginning at 5:00 PM EDT is 913-981-5581. The password confirmation is 2390499. Please call in at 4:50PM EDT to avoid delays. A live web cast of the conference call will be available on Greenfield Online’s website at http://www.greenfield.com through the “Investor Overview” link. This call will contain forward-looking statements and other material information regarding the Company’s financial and operating results. In the event that any Non-GAAP financial measure is discussed on the conference call that is not described in this release, related complementary information will be made available at http://www.greenfield.com, through the “Investor Overview” link as soon as practicable after the conclusion of the conference call

A replay of the call will be available from 8:00 PM EDT on Monday, May 9, 2005 through midnight EDT on Monday, May 23 by telephone at 719-457-0820. The password for the replay is 2390499. The webcast of the conference call will be available for 30 days following the call at http://www.greenfield.com, through the “Investor Overview” link.

About Greenfield Online

Greenfield Online, headquartered in Wilton, CT, is a leading independent provider of Internet survey solutions to the global marketing research industry. The company has built and actively manages the Greenfield Online panel, a 100% double opt-in Internet-based panel of over 5.7

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million individuals residing in households containing an estimated 14.8 million people. This proprietary panel allows Greenfield to supply its clients with diverse, demographically representative survey research data. For more information visit http://www.Greenfield.com.

Company Contact:
Cynthia Brockhoff
Vice President – Investor Relations
Greenfield Online
Ph: (203)-846-5772
Cbrockhoff@Greenfield.com

Agency Contact:
David Pasquale
The Ruth Group
Ph: (646)-536-7006
Dpasquale@theruthgroup.com

Safe Harbor Statement

Certain statements in this press release and oral statements made from time to time by representatives of the company constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These statements include, without limitation, predictions and guidance relating to the Company’s future financial performance and growing customer demand for online marketing research, sales bookings, bid volume, and backlog. In some cases, you can identify forward-looking statements by terminology such as, “may”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential”, “continue”, or the negative of these terms or other comparable terminology. These forward-looking statements are based on the Company’s current expectations but they involve a number of risks and, uncertainties and do not reflect the potential impact of mergers, acquisitions or other business combinations that may be completed by the Company after the date of this release. Our actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include, without limitation, risks related to our ability to maintain the size and demographic composition of the Greenfield Online panel, our panelists’ responsiveness to our surveys, our reliance on our largest customers, our ability to compete with marketing research firms and other potential competitors, our ability to manage our growth and international expansion, our ability to integrate the businesses we have recently acquired or may acquire in the future, our online business model, demand for our products and services, the strength of our brand and other risks detailed in our filings with the Securities and Exchange Commission available at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements made herein speak only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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GREENFIELD ONLINE, INC.

CONSOLIDATED BALANCE SHEETS
($ in thousands, except share data)
(Unaudited)

	March 31,	December 31,
	2005	2004
ASSETS
Current assets:
Cash, restricted cash and cash equivalents	$81,192	$96,082
Investments in marketable securities	750	17,400
Accounts receivable trade (net of allowances of $713 and $429 at March 31, 2005 and December 31, 2004, respectively)	14,645	10,537
Prepaid expenses and other current assets	1,347	1,245

Total current assets	97,934	125,264
Property and equipment, net	6,399	5,611
Other intangible assets, net	8,075	3,647
Goodwill	30,912	—
Security deposits and other long term assets	1,204	784

Total assets	$144,524	$135,306

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,471	$2,868
Accrued expenses and other current liabilities	6,980	5,892
Current portion of capital lease obligations	1,465	1,253
Deferred revenues	221	225

Total current liabilities	12,137	10,238

Capital lease obligations	1,968	1,877
Other long-term liabilities	106	113

Total liabilities	14,211	12,228

Commitments and contingencies Stockholders’ deficit:
Common stock; par value $0.0001 per share; 100,000,000 shares authorized; 21,290,654 and 21,001,103 shares issued and outstanding at March 31, 2005 and December 31, 2004, respectively	2	2
Additional paid-in capital	209,098	204,635
Accumulated deficit	(76,205)	(78,671)
Unearned stock-based compensation	(2,451)	(2,757)
Treasury stock, at cost; Common stock – 9,643 shares at March 31, 2005 and December 31, 2004, respectively	(131)	(131)

Total stockholders’ equity	130,313	123,078

Total liabilities and stockholders’ equity	$144,524	$135,306

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GREENFIELD ONLINE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
($ in thousands, except per share data)
(Unaudited)

	Three Months
	Ended
	March 31,
	2005	2004
Net revenues	$15,251	$8,623
Cost of revenues	4,425	2,813

Gross profit	10,826	5,810

Operating expenses:
Selling, general and administrative	6,698	4,254
Panel acquisition expenses	454	688
Depreciation and amortization	783	218
Research and development	346	216

Total operating expenses	8,281	5,376

Operating income	2,545	434

Other income (expense):
Interest income (expense), net	454	(56)
Related party interest income (expense), net	—	(27)
Other income (expense), net	(41)	(5)

Total other income (expense)	413	(88)

Income before income taxes	2,958	346
Provision for income taxes	492	21

Net income	2,466	325
Less: Cumulative dividends on Series B convertible preferred stock	—	(168)
Income allocable to participating preferred securities	—	(131)

Net income available to common stockholders	$2,466	$26

Net income per share available to common stockholders:
Basic	$0.12	$0.01

Diluted	$0.11	$0.01

Weighted average shares outstanding:
Basic	21,174	2,054

Diluted	21,972	3,046

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